UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                        the Securities Exchange Act 1934

                          Date of Report: May 13, 2005


                                    a21, Inc.
             (Exact name of registrant as specified in its charter)

                                      Texas
                         (State or other jurisdiction of
                         incorporation or organization)

        333-68213                                        74-2896910
 (Commission File Number)                 (I.R.S. Employer Identification No.)

  7660 Centurion Parkway, Jacksonville, Florida           32256
     (Address of Principal Executive Offices)           (Zip Code)

Registrant's telephone number, including areas code:  (904) 565-0066


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 1.01.  Entry into Material Definitive Agreement

         On May 13, 2005, a21, Inc. (OTCBB: ATWO), a Texas corporation (the "Company"), executed an employment agreement with Albert H. Pleus, the Company's Chairman and Chief Executive Officer. On the same date, the Company and its subsidiary SuperStock, Inc. ("SuperStock") executed employment agreements with Thomas V. Butta, the Company's Vice Chairman and President and SuperStock's Chief Executive Officer, and Haim Ariav, the Company's Chief Creative Officer and SuperStock's President and Chief Creative Officer. Each of these employment agreements is dated as of May 1, 2005 (the "Effective Date") and continues for a term of 36 months unless earlier terminated in accordance with the terms of the respective employment agreements.

         Pursuant to the respective employment agreements, Messrs. Pleus and Butta are each entitled to receive an annual base salary of $125,000, subject to increases as shall be determined by the Company's board of directors. In addition, the annual salary of Messrs. Pleus and Butta shall be increased to $150,000 based on the Company achieving certain revenue targets and attaining profitability during prescribed periods. Mr. Ariav is entitled to receive an annual base salary of $110,000, subject to increases as determined by the Chief Executive Officer of each of the Company and SuperStock. In addition, Mr. Ariav's annual salary shall be increased to $120,000 should the Company (i) enter into a new credit facility in excess of $500,000, or (ii) close an acquisition of a company whose trailing 12 month revenue prior to closing is in excess of $5,000,000, with a further increase in salary subject to the discretion of the Chief Executive Officer of each of the Company and SuperStock if the Company achieves certain revenue and profit targets during prescribed periods. Messrs. Pleus, Butta and Ariav were each granted an option pursuant to which they are each entitled to purchase 800,000, 800,000 and 400,000 shares, respectively, of the Company's common stock (the "Common Stock") at a purchase price of $.30 per share and which options shall be exercisable as to 25% of the shares of the Common Stock covered thereby on each of August 31, 2005, February 28, 2006, August 31, 2006 and February 28, 2007. In addition, Messrs. Pleus, Butta and Ariav were each issued shares of Common Stock which have not been registered under the Securities Act of 1933 (the "Restricted Shares") in the following amounts and subject to the following vesting schedules: (1) Mr. Pleus was issued 960,000 Restricted Shares as of the Effective Date of which 320,000 shares shall vest on June 30, 2005 and the balance of which shall vest pro rata at the end of each calendar month and for the eight (8) consecutive months thereafter beginning on July 31, 2005; (2) Mr. Butta was issued 1,200,000 Restricted Shares as of the Effective Date which vest in equal amounts on each of June 30, 2005, September 30, 2005, December 31, 2005 and March 31, 2006; and
(3) Mr. Ariav was issued 250,000 Restricted Shares as of the Effective Date which vest in equal amounts on each of August 31, 2005, February 28, 2006, August 31, 2006 and February 28, 2007.

         Subject to the discretion of the Chief Executive Officer of each of the Company and SuperStock, six months after the Effective Date, Mr. Ariav may be entitled to receive an option to purchase 300,000 shares of Common Stock and an additional 300,000 Restricted Shares.

         Each of the employment agreements with Messrs. Pleus, Butta and Ariav also (1) provides that the Restricted Shares and options granted to each executive shall vest immediately upon a change in control of the Company, and
(2) with respect to each executive officer, includes a confidentiality covenant, a non-competition covenant and contains a prohibition on the solicitation of the employees, suppliers, vendors and customers of the Company and SuperStock.

         Each of the employment agreements is filed hereto as Exhibits 10.21,
10.22 and 10.23, respectively.

Item 1.02.  Termination of a Material Definitive Agreement

         In connection with the Company entering into an employment agreement with Mr. Pleus, the parties agreed to terminate Mr. Pleus's consulting agreement as of May 13, 2005. Mr. Pleus's consulting agreement with the Company was for a term of 36 months and was due to expire September 30, 2005. Pursuant to his consulting agreement, Mr. Pleus served as a consultant to the Company as well as its Chairman, effective as of October 1, 2002. Under the consulting agreement, Mr. Pleus was entitled to receive consulting fees at the rate of $15,000 per month payable in cash or Common Stock, subject to increase. As of November 1, 2004, Mr. Pleus agreed to reduce his compensation to $7,500 per month.

Item 3.02.  Unregistered Sales of Equity Securities and Use of Proceeds

         As discussed above in Section 1.01, in connection with the employment agreements the Company granted options to purchase an aggregate of 2,000,000 shares of Common Stock and an aggregate of 2,410,000 shares of Restricted Shares. The options are for a term of five years, are exercisable at $.30 per share and are subject to vesting as set forth in Section 1.01 above. Each of the grants made to the Company's executive officers and directors was made in reliance on the exemption from registration in reliance on Section 4(2) of the Securities Act of 1933.

Item 9.01.  Financial Statements and Exhibits

         (c)      Exhibits

            10.21 Employment Agreement between a21, Inc. and Albert H. Pleus.

            10.22 Employment Agreement between a21, Inc., SuperStock, Inc. and
                  Thomas V. Butta.

            10.23 Employment Agreement between a21, Inc., SuperStock, Inc. and
                  Haim Ariav.


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                                   Signatures

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            a21, Inc.

                                            By:/s/ Thomas V. Butta
                                               -------------------------
                                               Thomas V. Butta
                                               President

Dated: May 13, 2005